EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 for the years then ended December 31, 2023 and 2022, which appear in the Annual Report on Form 10-K of Pathfinder Bancorp, Inc.

/s/ Bonadio & Co., LLP
Syracuse, New York
June 14, 2024